EXHIBIT 23














                   CONSENT OF INDEPENDENT AUDITORS




We hereby consent to the inclusion of our report dated January 26, 2005 on the financial statements of AEI Income and Growth Fund 25 LLC as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and our report dated January 26, 2005 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 2004 and 2003 in the Form SB-2 Post-effective Amendment #7 Registration Statement including Supplement No. 7 of AEI Income and Growth Fund 25 LLC dated on or about April 4, 2005 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.




                          /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                 Certified Public Accountants

Minneapolis, Minnesota
April 4, 2005